Exhibit 23(a)
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Globe Specialty Metals, Inc.:
We consent to the incorporation by reference in this Registration Statement on Form S-8 of Globe Specialty Metals, Inc. of our report dated October 5, 2009, with respect to the consolidated balance sheet of Globe Specialty Metals, Inc. and subsidiary companies as of June 30, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the years in the three years ended June 30, 2009.
We consent to the incorporation by reference in this Registration Statement on Form S-8 of Globe Specialty Metals, Inc. of our report dated July 18, 2008 with respect to the consolidated balance sheet of Globe Metallurgical, Inc. and subsidiaries (Predecessor) as of November 12, 2006, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income, and cash flows for the period from July 1, 2006 to November 12, 2006, appearing on the Registration Statement on Form S-1 (No. 333-160973).
/s/ KPMG LLP
Columbus, Ohio
October 8, 2009